Filed Pursuant to 424(b)(2)
Registration No. 333-185193

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 11, 2013)

$40,000,000

FRONTLINE LTD.

Ordinary Shares

We have entered into an equity distribution agreement, dated June 6, 2013, with Morgan Stanley & Co. LLC, or Morgan Stanley, for the offer and sale of our ordinary shares having aggregate sales proceeds of up to $40.0 million, offered by this prospectus supplement and accompanying prospectus.

In accordance with the terms of the equity distribution agreement, we may offer and sell our ordinary shares at any time and from time to time through Morgan Stanley as our sales agent. Sales of the ordinary shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange, or the NYSE, or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

Our ordinary shares are listed on the NYSE under the symbol “FRO.” The last reported sale price of our ordinary shares on the NYSE on June 4, 2013 was $1.94 per share.

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement and page 6 of the accompanying prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission on March 21, 2013 and incorporated by reference herein, to read about the risks you should consider before purchasing our ordinary shares.

Neither the Securities and Exchange Commission, or the Commission, nor any state securities commission, the Registrar of Companies in Bermuda, nor the Bermuda Monetary Authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Morgan Stanley will receive from us a commission equal to 2.00% of the gross sales price per share for any ordinary shares sold through it as our sales agent under the equity distribution agreement. Under the equity distribution agreement, we have agreed to reimburse Morgan Stanley for certain expenses. See “Plan of Distribution.” Subject to the terms and conditions of the equity distribution agreement, Morgan Stanley will use its commercially reasonable efforts to sell on our behalf any ordinary shares to be offered by us under the equity distribution agreement.

MORGAN STANLEY

The date of this prospectus supplement is June 6, 2013

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IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with Commission utilizing a “shelf” registration process. This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and the securities offered hereby, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, dated February 11, 2013, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the ordinary shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Where You Can Find Additional Information” before investing in our ordinary shares.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States. We have a fiscal year end of December 31.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering. We have not, and the sales agent has not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our ordinary shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Commission that are incorporated by reference in this prospectus supplement may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement pursuant to this safe harbor legislation. This prospectus supplement and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Commission that are incorporated by reference in this prospectus supplement are based upon various assumptions, many of which are based, in turn, upon further assumptions,

S-i

including, without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	the strength of world economies;

•	our ability to generate cash to service our indebtedness;

•	our ability to continue to satisfy our financial and other covenants, or obtain waivers relating to such covenants from our lenders, under our credit facilities;

•	our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	our counterparties’ ability or willingness to honor their obligations under agreements with us;

•	fluctuations in currencies and interest rates;

•	general market conditions including fluctuations in charterhire rates and vessel values;

•	changes in supply and generally the number, size and form of providers of goods and services in the markets in which we operate;

•	changes in demand in the markets in which we operate;

•	changes in demand resulting from changes in the Organization of the Petroleum Exporting Countries’ petroleum production levels and world-wide oil consumption and storage;

•	developments regarding the technologies relating to oil exploration;

•	increased inspection procedures and more restrictive import and export controls;

•	the imposition of sanctions by the Office of Foreign Assets Control of the Department of the U.S. Treasury or pursuant to other applicable laws or regulations against us or any of our subsidiaries;

•	changes in our operating expenses, including bunker prices, drydocking and insurance costs;

•	performance of our charterers and other counterparties with whom we deal;

•	timely delivery of vessels under construction within the contracted price;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents;

•	piracy or political events; and

•

other important factors described under the heading “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2012, as well as those described from time to time in other reports filed by us with the Commission.

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This prospectus supplement may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, in other information sent to our security holders, and in other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

Specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act of 1972 and related regulations, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that, where any equity securities of a Bermuda company are hosted on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of such company from and/or to a non-resident of Bermuda, for so long as any equity securities of such company remain so listed. The NYSE is deemed to be an appointed stock exchange under Bermuda Law. This prospectus will be filed with the Registrar of Companies in Bermuda in accordance with the provisions of Part III of the Companies Act of 1981 of Bermuda, as amended. In granting such permission and accepting this prospectus for filing, neither the BMA nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus of the registration statement of which it forms part.

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PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained later in this prospectus supplement, the accompanying prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appear in this prospectus supplement, the accompanying prospectus, any free writing prospectus that may be provided to you in connection with this offering or that are contained in the documents that we incorporate by reference into this prospectus supplement before making an investment decision.

Unless the context otherwise requires, as used in this prospectus supplement, the terms “Company,” “we,” “us,” and “our” refer to Frontline Ltd. and all of its subsidiaries. “Frontline Ltd.” refers only to Frontline Ltd. and not its subsidiaries.

We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

THE COMPANY

We are an international shipping company incorporated in Bermuda as an exempted company under the Bermuda Companies Act of 1981 on June 12, 1992 (Company No. EC-17460). Our registered and principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number at that address is +(1) 441 295 6935.

We are engaged primarily in the transportation of crude oil through the ownership and operation of oil tankers. We own and operate oil tankers of two sizes: VLCCs, which are between 200,000 and 320,000 dwt, and Suezmax tankers, which are vessels between 120,000 and 170,000 dwt. Our VLCCs are specifically designed for the transportation of crude oil and, due to their size, are primarily used to transport crude oil from the Middle East Gulf to the Far East, Northern Europe, the Caribbean and the Louisiana Offshore Oil Port. Our Suezmax tankers are similarly designed for worldwide trading, but the trade for these vessels is mainly in the Atlantic Basin, the Middle East and Southeast Asia.

We operate through subsidiaries and partnerships located in the Bahamas, Bermuda, the Cayman Islands, India, the Isle of Man, Liberia, Norway, the United Kingdom and Singapore. We are also involved in the charter, purchase and sale of vessels.

As of May 31, 2013, our tanker fleet consisted of 35 vessels, including nine vessels owned through our majority-owned subsidiary, Independent Tankers Corporation Limited, or ITCL, comprised of 25 VLCCs and 10 Suezmax tankers, which were either owned or chartered in. We also had two Suezmax newbuildings on order, six VLCCs and six Suezmax tankers under commercial management. As of May 31, 2013, our tanker fleet had total tonnage of approximately 11.7 million dwt, including 2.6 million dwt under our commercial management, and an average age of approximately 12 years.

Although there has been a trend towards consolidation over the past 15 years, the tanker market remains highly fragmented. We estimate, based on available industry data, that we currently own or operate approximately 4.9% of the world VLCC fleet and 3.3% of the world Suezmax tanker fleet.

OUR FLEET

The following table sets forth certain information regarding the fleet that we operated as of May 31, 2013 (including contracted newbuildings not yet delivered):

Vessel	Built	Approximate Dwt.	Construction	Flag	Type of Employment

Tonnage Owned Directly

VLCCs
Ulriken (ex-Antares Voyager)	1998	310,000	Double-hull	BA	Spot market
Ulysses (ex Phoenix Voyager)(1)	1999	308,500	Double-hull	BA	Spot market
Pioneer (ex-British Pioneer)	1999	307,000	Double-hull	IoM	Spot market
British Pride	2000	307,000	Double-hull	IoM	Bareboat charter
British Progress(2)	2000	307,000	Double-hull	IoM	Bareboat charter
British Purpose	2000	307,000	Double-hull	IoM	Bareboat charter

Suezmax Tankers
Cygnus Voyager(3)	1993	157,000	Double-hull	BA	Bareboat charter
Altair Voyager(3)	1993	136,000	Double-hull	BA	Bareboat charter
Sirius Voyager(3)	1994	156,000	Double-hull	BA	Bareboat charter
Hull 1161 (Newbuilding)	2013	157,000	Double-hull	n/a	n/a
Hull 1162 (Newbuilding)	2014	157,000	Double-hull	n/a	n/a

Tonnage Chartered in from Ship Finance International Limited (NYSE:SFL)

VLCCs
Front Vanguard	1998	300,000	Double-hull	MI	Spot market
Front Century	1998	311,000	Double-hull	MI	Spot market
Front Champion	1998	311,000	Double-hull	BA	Spot market
Front Comanche	1999	300,000	Double-hull	LIB	Spot market
Golden Victory	1999	300,000	Double-hull	MI	Time charter
Front Circassia	1999	306,000	Double-hull	MI	Spot market
Front Opalia	1999	302,000	Double-hull	MI	Spot market
Front Commerce	1999	300,000	Double-hull	LIB	Spot market
Front Scilla	2000	303,000	Double-hull	MI	Spot market
Front Ariake	2001	299,000	Double-hull	BA	Spot market
Front Serenade	2002	299,000	Double-hull	LIB	Spot market
Front Hakata	2002	298,000	Double-hull	BA	Spot market
Front Stratus	2002	299,000	Double-hull	LIB	Spot market
Front Falcon	2002	309,000	Double-hull	BA	Spot market
Front Page	2002	299,000	Double-hull	LIB	Spot market
Front Energy	2004	305,000	Double-hull	MI	Spot market
Front Force	2004	305,000	Double-hull	CYP	Spot market

Suezmax Tankers
Front Glory	1995	150,000	Double-hull	MI	Spot market
Front Splendour	1995	150,000	Double-hull	MI	Spot market
Front Ardenne	1997	150,000	Double-hull	MI	Spot market
Front Brabant	1998	150,000	Double-hull	MI	Spot market
Mindanao	1998	150,000	Double-hull	SG	Spot market

Vessel	Built	Approximate Dwt.	Construction	Flag	Type of Employment

Tonnage Chartered in from Third Parties

VLCCs
Front Tina(4)	2000	299,000	Double-hull	LIB	Spot market
Front Commodore(4)	2000	299,000	Double-hull	LIB	Spot market

Suezmax Tankers
Front Melody(4)	2001	150,000	Double-hull	LIB	Spot market
Front Symphony(4)	2001	150,000	Double-hull	LIB	Spot market

Tonnage under Commercial Management

VLCCs
Front Kathrine	2009	297,974	Double-hull	MI	Spot market
Front Queen	2009	297,000	Double-hull	MI	Spot market
Front Eminence	2009	321,300	Double-hull	MI	Time charter
Front Endurance	2009	321,300	Double-hull	MI	Spot market
Front Cecilie	2010	297,000	Double-hull	HK	Spot market
Front Signe(5)	2010	297,000	Double-hull	HK	Spot market

Suezmax Tankers
Northia	2010	156,000	Double-hull	MI	Spot related time charter
Naticina	2010	156,000	Double-hull	MI	Spot related time charter
Front Njord	2010	156,000	Double-hull	HK	Spot market
Front Odin	2010	156,000	Double-hull	MI	Spot market
Glorycrown	2009	156,000	Double-hull	HK	Bareboat
Everbright	2010	156,000	Double-hull	HK	Bareboat

Key to Flags: BA – Bahamas, IoM – Isle of Man, LIB – Liberia, SG – Singapore, MI – Marshall Islands, CYP – Cyprus, HK – Hong Kong.

(1)	Vessel was redelivered from its bareboat charter in March 2013 and commenced trading in the spot market.
(2)	The charterer gave twelve months notice of its intention to terminate the bareboat charter in January 2013. Termination will take effect on February 2, 2014.
(3)	Vessel is owned by a wholly-owned subsidiary, which is accounted for under the equity method.
(4)	The lessor has a fixed price option to sell this vessel to us at the end of the lease on December 31, 2015.
(5)	For the purpose of this prospectus, we consider the Front Signe to be employed in the spot market as a result of the short expiry of its current time charter of January 2014.

Our chartered in fleet is contracted to us under leasing arrangements with fixed terms of between two and fifteen years.

Frontline Management AS and Frontline Management (Bermuda) Ltd., our wholly-owned subsidiaries, referred to collectively as Frontline Management, are responsible for the commercial management of our vessel-owning subsidiaries, including chartering and insurance matters.

SeaTeam Management, a ship management company we established in Singapore in 2009, also provides ship management services to our fleet that are complementary to ship management services provided to us by external ship management companies. The establishment of SeaTeam Management did not constitute a change in our outsourcing strategy; rather, we believe it has enabled us to strengthen our position towards our third-party service providers to enhance and secure delivery of high-quality service at low cost. SeaTeam Management was certified and received its ISM Document of Compliance by Det Norske Veritas on February 3, 2010, and is an approved ship management company.

DIVIDEND POLICY

The timing and amount of dividends, if any, is at the discretion of our Board. The level of dividend is guided by present earnings, market prospects, current capital expenditure programs as well as investment opportunities. We have not paid any cash dividends since the third quarter in 2011.

RESTRUCTURING

In December 2011, we completed a restructuring as well as the sale of 15 wholly-owned special purpose companies to Frontline 2012 Ltd., or Frontline 2012. For a discussion of the restructuring see our Annual Report on Form 20-F for the fiscal year ended December 31, 2011.

RECENT DEVELOPMENTS

Private Placement by Frontline 2012

In January 2013, we purchased 1,142,857 shares of Frontline 2012 in a private placement by Frontline 2012, whereby Frontline 2012 issued and sold 59,000,000 new ordinary shares at a subscription price of $5.25 per share. We purchased the shares at the subscription price for aggregate consideration of approximately $6.0 million.

As of the date of this prospectus supplement, we own approximately 6.3% of Frontline 2012’s outstanding shares.

Changes to our Board of Directors

In April 2013, Cecile Fredriksen and Tony Curry resigned from their positions as members of our Board. Both Miss Fredriksen and Mr. Curry will continue to be board members in other related group companies. One of the vacancies created by these departures was filled by Georgina Sousa. Mrs. Sousa joined the Company as Head of Corporate Administration in 2007 and is also a director of Golar LNG Limited, Golden Ocean Group Limited and Frontline 2012 Ltd. The other vacancy has not yet been filled.

Term Notes

In April 2013, we sold $1.7 million of 7.84% term notes due 2021 of Windsor Petroleum Transport Corporation, our indirect-subsidiary, or the Term Notes, held by us, resulting in proceeds of $1.0 million.

In May 2013, we sold $8.5 million of Term Notes held by us, resulting in proceeds of $5.2 million.

Results of Operations

We recorded a net loss of $18.8 million, equivalent to a loss per share of $0.24, in the first quarter of 2013 and our cash position decreased from $137.6 million to $109.5 million. Based on rates achieved so far in the second quarter, increased dry docking costs in the second quarter and the current outlook, we expect the operating result in the second quarter to be weaker than in the first quarter and we expect our cash position to fall further in the second quarter. We are of the opinion that the tanker market is massively oversupplied today and that it may take some time before a reasonable market balance is restored and sustained recovery of the tanker market occurs. We believe that such a market balance and sustained recovery of the tanker market will be dependent on the extent of phase out of existing tonnage as well as global growth conditions.

Par Value Reduction

On May 8, 2013, at a Special General Meeting of the Company, it was resolved that our issued and paid-up share capital be reduced from $194,646,255 to $77,858,502, with effect from May 14, 2013, by cancelling the paid-up capital of $1.50 on each of the ordinary shares in issue so that each of the 77,858,502 shares of par value $2.50 shall have a par value of $1.00. It was also resolved that the amount of credit arising be credited to our additional paid in capital account and that our authorized share capital be maintained at $312,500,000 comprising 312,500,000 shares of $1.00 each.

THE OFFERING

Issuer	Frontline Ltd.

Ordinary shares outstanding as of the date of this prospectus supplement	77,858,502 ordinary shares

Ordinary shares to be offered

Ordinary shares with an aggregate offering price of up to $40,000,000 or 21,505,376 ordinary shares at an assumed offering price of $1.86 per share, which was the last reported closing price of our ordinary shares on the NYSE on May 31, 2013.

Ordinary shares to be outstanding immediately after this offering, if all offered shares are sold:	99,363,878 ordinary shares(1)

Use of proceeds

We intend to use the net proceeds of this offering for general corporate purposes and to supplement our working capital requirements. We expect that the net proceeds of this offering will be $38.75 million, after deducting estimated commissions and estimated offering expenses, and assuming a sale of 21,505,376 ordinary shares at an assumed offering price of $1.86 per share, the last reported closing price of our ordinary shares on the NYSE on May 31, 2013.

Dividend Policy

The timing and amount of dividends, if any, is at the discretion of our Board. The level of dividend is guided by present earnings, market prospects, current capital expenditure programs as well as investment opportunities. We have not paid any cash dividends since the third quarter in 2011.

Risk Factors

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement and page 6 of the accompanying prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed with the Commission on March 21, 2013 and incorporated by reference herein, to read about the risks you should consider before purchasing our ordinary shares.

Tax Considerations

For a discussion of the principal U.S. federal income tax and Bermuda tax considerations associated with our operations and the acquisition, ownership and disposition of our ordinary shares see “Taxation” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012.

Listing

The primary trading market for our ordinary shares is the NYSE, where our ordinary shares are listed under the symbol “FRO.” Our ordinary shares are also traded on the Oslo Stock Exchange and the London Stock Exchange under the symbol “FRO.”

(1)	This number is based on shares outstanding as of the date of this prospectus supplement and (i) assumes the sale of 21,505,376 ordinary shares offered hereunder, (ii) excludes an aggregate of 677,667 ordinary shares issuable upon the exercise of outstanding options with a weighted average exercise price of NOK 130.46 per share (or $22.26 per share based on an exchange rate of NOK5.86:$1.00 as of June 3, 2013) granted pursuant to our Share Option Scheme up to the date of this prospectus supplement and (iii) excludes 5,881,275 ordinary shares issuable upon conversion of our 4.5% convertible bonds due 2015, or our Convertible Bonds, based on the current conversion price of $36.5567.

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk, including the risks we face described in the accompanying prospectus and the documents incorporated by reference herein. Our business, financial condition, and results of operations could be materially and adversely affected by any of these risks. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described in the accompanying prospectus and the documents incorporated by reference herein.

Before you decide to invest in our ordinary shares, you should carefully consider the risks and the discussion of risks under the heading “Risk Factors” beginning on page 6 of the accompanying prospectus and in our Annual Report for the year ended December 31, 2012 on Form 20-F, filed with the Commission on March 21, 2013 and incorporated by reference herein, as well as other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in this prospectus supplement that summarize the risks that may materially affect our business. Please refer to the sections entitled “Where You Can Find Additional Information” in this prospectus supplement and in the accompanying prospectus for discussions of these other filings.

If the tanker industry, which historically has been cyclical and volatile, continues to be depressed or declines further in the future, our revenues, earnings and available cash flow may be adversely affected.

Historically, the tanker industry has been highly cyclical, with volatility in profitability, charter rates and asset values resulting from changes in the supply of, and demand for, tanker capacity. After reaching highs during the summer of 2008, charter rates for crude oil carriers fell dramatically in connection with the commencement of the global financial crisis and current rates continue to remain at relatively low levels compared to the rates achieved in the years preceding the global financial crisis. Fluctuations in charter rates and tanker values result from changes in the supply of and demand for tanker capacity and changes in the supply of and demand for oil and oil products. Our ability to re-charter our vessels on the expiration or termination of their current spot and time and bareboat charters and the charter rates payable under any renewal or replacement charters will depend upon, among other things, economic conditions in the tanker market and we cannot guarantee that any renewal or replacement charters we enter into will be sufficient to allow us to operate our vessels profitably.

The factors that influence demand for tanker capacity include:

•	supply of and demand for oil and oil products;

•

global and regional economic and political conditions, including developments in international trade, national oil reserves policies, fluctuations in industrial and agricultural production and armed conflicts;

•	regional availability of refining capacity;

•	environmental and other legal and regulatory developments;

•	the distance oil and oil products are to be moved by sea;

•	changes in seaborne and other transportation patterns, including changes in the distances over which tanker cargoes are transported by sea;

•

increases in the production of oil in areas linked by pipelines to consuming areas, the extension of existing, or the development of new, pipeline systems in markets we may serve, or the conversion of existing non-oil pipelines to oil pipelines in those markets;

•	currency exchange rates;

•	weather and acts of God and natural disasters;

•	competition from alternative sources of energy and from other shipping companies and other modes of transport;

•	international sanctions, embargoes, import and export restrictions, nationalizations, piracy and wars; and
•	regulatory changes including regulations adopted by supranational authorities and/or industry bodies, such as safety and environmental regulations and requirements by major oil companies.

The factors that influence the supply of tanker capacity include:

•	current and expected purchase orders for tankers;

•	the number of tanker newbuilding deliveries;

•	any potential delays in the delivery of newbuilding vessels and/or cancellations of newbuilding orders;

•	the scrapping rate of older tankers;

•	the successful implementation of the phase-out of single-hull tankers;

•	technological advances in tanker design and capacity;

•	tanker freight rates, which are affected by factors that may effect the rate of newbuilding, swapping and laying up of tankers;

•	port and canal congestion;

•	price of steel and vessel equipment;

•	conversion of tankers to other uses or conversion of other vessels to tankers;

•	the number of tankers that are out of service; and

•	changes in environmental and other regulations that may limit the useful lives of tankers.

The factors affecting the supply of and demand for tankers have been volatile and are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable, including those discussed above. The current global economic downturn may reduce demand for transportation of oil over longer distances and increase supply of tankers to carry that oil, which may have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends.

If the tanker market does not recover in the short term and no additional equity can be raised or assets sold there is a risk that we will have insufficient cash to satisfy liquidity requirements and to repay the existing $225 million convertible bond loan at maturity in April 2015. Such a situation might force a restructuring of the Company, including modifications of charter lease obligations and debt agreements.

In the event that our cash flow from operations does not enable us to satisfy our short-term or medium- to long-term liquidity requirements, we will have to consider alternatives, such as raising additional equity, which could dilute our shareholders or selling assets, which could negatively impact our financial results depending on market conditions at the time.

We cannot assure you that we will be able to raise equity sufficient to meet our future capital and operating needs.

We expect that the net proceeds of this offering will be $38.75 million, after deducting estimated commissions and offering expenses and assuming a sale of 21,505,376 ordinary shares at an assumed offering price of $1.86 per share, the last reported closing price of our ordinary shares on the NYSE on May 31, 2013; however we cannot assure you that we will be able to sell that amount of our ordinary shares. Furthermore, even if we raise the net proceeds discussed above, we cannot assure you that such proceeds will be sufficient to meet our ongoing capital and operating needs.

Investors may experience significant dilution as a result of this offering and future offerings.

Based on an assumed offering price of $1.86 per share, which was the last reported closing price of our ordinary shares on the NYSE on May 31, 2013, the offering of $40.0 million of our ordinary shares would result in the offer and sale of 21,505,376 ordinary shares, following which we would have 99,363,878 ordinary shares outstanding (excluding ordinary shares issuable upon the exercise of options granted pursuant to our Share Option Scheme and ordinary shares issuable upon conversion of our Convertible Bonds), which as of the date of this prospectus represents an increase of approximately 28% in our issued and outstanding ordinary shares. Because the sales of the shares offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these shares will vary and these variations may be significant. Purchasers of the shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested. In addition, we may offer additional ordinary shares in the future, which may result in additional significant dilution.

Our ability to obtain debt financing may be dependent on the performance of our then-existing charters and the creditworthiness of our charterers.

Following the Restructuring and as of the date of this prospectus, we do not have any outstanding bank debt. We may, however, incur bank debt in the future to fund, among other things, our general corporate purposes or the expansion of our fleet. The actual or perceived credit quality of our charterers, and any defaults by them, may materially affect our ability to obtain the capital resources required to purchase additional vessels or may significantly increase our costs of obtaining such capital. Our inability to obtain financing at anticipated costs or at all may materially affect our results of operation and our ability to implement our business strategy.

Our ordinary share price may be highly volatile and future sales of our ordinary shares could cause the market price of our ordinary shares to decline.

Our ordinary shares commenced trading on the New York Stock Exchange in August 2001. We cannot assure you that an active and liquid public market for our ordinary shares will continue. The market price of our ordinary shares has historically fluctuated over a wide range and may continue to fluctuate significantly in response to many factors, such as actual or anticipated fluctuations in our operating results, changes in financial estimates by securities analysts, economic and regulatory trends, general market conditions, rumors and other factors, many of which are beyond our control. Since 2008, the stock market has experienced extreme price and volume fluctuations. If the volatility in the market continues or worsens, it could have an adverse affect on the market price of our ordinary shares and impact a potential sale price if holders of our ordinary shares decide to sell their shares.

USE OF PROCEEDS

We will use the net proceeds from the sale of the ordinary shares offered by this prospectus supplement for general corporate purposes and to supplement our working capital requirements. We expect that the net proceeds of this offering will be $38.75 million, after deducting commissions and estimated issuance costs, comprised of estimated offering expenses, and assuming a sale of 21,505,376 ordinary shares at an assumed offering price of $1.86 per share, the last reported closing price of our ordinary shares on the NYSE on May 31, 2013.

CAPITALIZATION

The following table sets forth our cash, cash equivalents, restricted cash and capitalization as of March 31, 2013:

•	on an actual basis;

•	on an as adjusted basis giving effect to the decrease in the par value of our ordinary shares from $2.50 to $1.00 per share, effective May 14, 2013; and

•

on an as further adjusted basis to give effect to the issuance and sale of $40.0 million of our ordinary shares in this offering, or 21,505,376 ordinary shares at an assumed offering price of $1.86 per share, which was the last reported closing price of our ordinary shares on the NYSE on May 31, 2013, resulting in net proceeds of $38.75 million after deducting commissions and expected offering expenses.

There have been no significant adjustments to our capitalization since March 31, 2013, as so adjusted. This table should be read in conjunction with the section of this prospectus supplement entitled “Use of Proceeds,” the unaudited condensed consolidated financial statements and the condensed consolidated financial statements and related notes included in our Annual Report for the year ended December 31, 2012 on Form 20-F, filed with the Commission on March 21, 2013 and incorporated by reference herein.

	As of March 31, 2013
(In thousands of U.S. dollars)	Actual	As Adjusted(3)	As Further Adjusted for this Offering
Cash and cash equivalents	109,495	109,495	148,245
Restricted cash	71,097	71,097	71,097

Total cash and cash equivalents and restricted cash	180,592	180,592	219,342

Debt:
Long term debt, including current portion(1)	478,298	478,298	478,298
Obligations under capital leases, including current portion	932,553	932,553	932,553

	1,410,851	1,410,851	1,410,851

Equity:
Share capital	194,646	77,858	99,364
Additional paid in capital	911	117,699	134,943
Contributed surplus	474,129	474,129	474,129
Accumulated other comprehensive loss	(4,164)	(4,164)	(4,164)
Retained deficit	(564,521)	(564,521)	(564,521)

Total equity attributable to Frontline Ltd.	101,001	101,001	139,751
Noncontrolling interest	11,194	11,194	11,194

Total equity(2)	112,195	112,195	150,945

Total capitalization	1,523,046	1,523,046	1,561,796

(1)	$263,298 of this amount represents indebtedness in connection with the issuance of term notes by subsidiaries of ITCL, which is secured by assets held by those subsidiaries. $215,000 of this amount relates to the Convertible Bonds.
(2)	This number excludes (i) an aggregate of 677,667 ordinary shares issuable upon the exercise of outstanding options with a weighted average exercise price of NOK 130.46 per share (or $22.26 per share based on an exchange rate of NOK5.86:$1.00 as of June 3, 2013) granted pursuant to our Share Option Scheme up to the date of this prospectus supplement and (ii) 5,881,275 ordinary shares issuable upon conversion of our Convertible Bonds, based on the current conversion price of $36.5567.
(3)	Excluding the sale of $10.2 million of Term Notes in April and May of 2013, resulting in proceeds of $6.2 million.

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares are traded on the NYSE, the Oslo Stock Exchange, or OSE, and on the London Stock Exchange, or LSE, under the symbol “FRO.”

The NYSE is our “primary listing.” As an overseas company with secondary listings on the OSE and LSE, we are not required to comply with certain listing rules applicable to companies with a primary listing on the OSE or LSE. Our ordinary shares have been thinly traded on the London Stock Exchange since 1999 and as a result, historical LSE trading information is not provided below.

The tables below set forth the high and low prices for our ordinary shares on the NYSE and OSE for each of the periods indicated.

	NYSE		OSE
For the Fiscal Year ended December 31:	High	Low	High	Low
2012	$9.47	$3.02	NOK 48.50	NOK 17.24
2011	$27.76	$2.52	NOK 169.50	NOK 14.76
2010	$38.85	$24.98	NOK 236.70	NOK 146.40
2009	$33.29	$15.78	NOK 235.00	NOK 107.00
2008	$72.36	$25.00	NOK 376.50	NOK 165.25

	NYSE		OSE
For the Quarter Ended:	High	Low	High	Low
March 31, 2013	$3.77	$1.81	NOK 20.60	NOK 10.95
December 31, 2012	$4.03	$3.07	NOK 22.90	NOK 17.50
September 30, 2012	$4.72	$3.02	NOK 28.00	NOK 17.24
June 30, 2012	$7.69	$3.88	NOK 44.70	NOK 23.98
March 31, 2012	$9.47	$4.03	NOK 48.50	NOK 24.16
December 31, 2011	$6.54	$2.52	NOK 39.87	NOK 14.76
September 30, 2011	$15.16	$4.83	NOK 81.50	NOK 28.32
June 30, 2011	$25.09	$14.35	NOK 138.80	NOK 77.25
March 31, 2011	$27.76	$24.02	NOK 169.50	NOK 133.00

	NYSE		OSE
For the Month Ended:	High	Low	High	Low
June 2013 (June 1 through June 4)	$1.94	$1.83	NOK 10.90	NOK 10.70
May 2013	$2.55	$1.71	NOK 14.00	NOK 10.00
April 2013	$2.41	$1.82	NOK 12.75	NOK 10.70
March 2013	$2.62	$1.81	NOK 13.40	NOK 10.95
February 2013	$3.57	$2.04	NOK 19.30	NOK 11.30
January 2013	$3.77	$3.34	NOK 20.80	NOK 18.60
December 2012	$3.67	$3.07	NOK 20.30	NOK 18.00

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of our ordinary shares by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), by plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) and/or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (“Similar Laws”), and by entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit Plans which are subject to Title 1 of ERISA or Section 4975 of the Code (“ERISA Plans”) from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and/or liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition and/or ownership of our ordinary shares by an ERISA Plan with respect to which we or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired in accordance with an applicable statutory, class or individual prohibited transaction exemption, of which there are many.

Plans which are, or whose underlying assets are considered to include “plan assets” of, governmental plans, certain church plans and non-U.S. plans may not be subject to the prohibited transaction provisions of ERISA or the Code but may be subject to Similar Laws. Fiduciaries of any such Plans should consult with counsel before acquisition or ownership of our ordinary shares.

Because of the foregoing, our ordinary shares should not be purchased by any person investing “plan assets” of any Plan, unless such purchase will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation of any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering the acquisition or ownership of our ordinary shares on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition or ownership of our ordinary shares.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with Morgan Stanley under which we may, from time to time, offer and sell our ordinary shares having aggregate sales proceeds of up to $40.0 million through Morgan Stanley, as our sales agent.

Sales of our ordinary through Morgan Stanley, if any, will be made by means of ordinary brokers’ transactions on the NYSE or otherwise at market prices prevailing at the time of sale or negotiated transactions, or as otherwise agreed upon by us and the sales agent. As our sales agent, Morgan Stanley will not engage in any transactions that stabilize the price of our ordinary shares.

Upon receiving oral instructions from us, Morgan Stanley will use its commercially reasonable efforts to sell, as our sales agent, the ordinary shares offered hereby, from time to time, based upon instructions from us (including any price, time or size limits or other customary parameters or conditions we may impose). Either we or Morgan Stanley may suspend the offering of our ordinary shares pursuant to the equity distribution agreement by notifying the other.

For its services as sales agent, we will pay to Morgan Stanley a fee of 2.0% of the gross offering proceeds of our ordinary shares that it sells pursuant to the equity distribution agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of our ordinary shares. We have agreed to reimburse the sales agent for certain expenses incurred by it in connection with the offering in an amount not to exceed $10,000.

The sales agent will provide written confirmation to us following the close of trading on the NYSE on each day in which our ordinary shares are sold by them on our behalf under the equity distribution agreement. Each confirmation will include the number of shares sold on that day, the gross offering proceeds received from such sale and the compensation payable by us to the sales agent.

Settlement for sales of our ordinary shares will occur on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of our ordinary shares, Morgan Stanley may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and the compensation paid to Morgan Stanley may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Morgan Stanley against certain civil liabilities, including liabilities under the Securities Act. Morgan Stanley may engage in transactions with, or perform other services for, us in the ordinary course of its business.

The offering of our ordinary shares pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all of the ordinary shares subject to the equity distribution agreement or (2) the termination of the equity distribution agreement by either Morgan Stanley or us.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.

Commission registration fee	$5,600	*
FINRA fees	$6,100	*
Printing and engraving expenses	$80,000
Legal fees and expenses	$200,000
Accounting fees and expenses	$100,000
Miscellaneous	$53,800

Total	$450,000

*	The Commission Registration Fee of $28,000 and the FINRA fee of $30,500, covering all of the securities being offered under the registration statement on Form F-3 (file no. 333-185193) filed with the Commission with an effective date of February 11, 2013, of which this prospectus supplement forms a part, was previously paid. We allocate the cost of these fees on an approximately pro-rata basis with each offering.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed upon for us by MJM Limited, Hamilton, Bermuda, with respect to matters of Bermuda law and by Seward & Kissel LLP, New York, New York, with respect to matters of United States law. The sales agent is being represented by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2012, have been so incorporated in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended, we filed a registration statement relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about our company is available on our website at http://www.frontline.bm. The information on our website does not constitute a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement. Any information that we file later with the Commission and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus.

This prospectus incorporates by reference the following documents:

•

Our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 21, 2013, which contains our audited consolidated financial statements for the most recent year for which those statements have been filed.

•

Our Report on Form 6-K, filed with the Commission on May 30, 2013, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited condensed consolidated interim financial statements as of and for the three-months ended March 31, 2013.

•

The description of our securities contained in our Registration Statement on Form F-1 filed with the Commission on October 13, 1993 and any amendment or report filed for the purpose of updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Frontline Ltd.

Attn: Georgina Sousa

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton, HM 08, Bermuda

+1 (441) 295-6935

Information Provided by the Company

We will furnish holders of our ordinary shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

Prospectus

$200,000,000

FRONTLINE LTD.

Through this prospectus, we may periodically offer:

(1)	our ordinary shares,

(2)	our preferred shares,

(3)	our debt securities,

(4)	our warrants,

(5)	our purchase contracts,

(6)	our rights, and

(7)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The aggregate offering price of all securities issued and sold by us under this prospectus may not exceed $200,000,000. The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

Our ordinary shares are listed on the New York Stock Exchange under the symbol “FRO.”

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 6 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 11, 2013

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the ordinary shares, preferred shares, debt securities, warrants, purchase contracts, rights and units described in this prospectus in one or more offerings up to a total dollar amount of $200,000,000. This prospectus provides you with a general description of the securities we may offer. We will provide updated information if required whenever we offer our securities pursuant to this prospectus. This may include a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information in the registration statement. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Specific permission is required from the Bermuda Monetary Authority (the “BMA”), pursuant to the provisions of the Exchange Control Act of 1972 and related regulations, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that, where any equity securities of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of such company from and/or to a non-resident of Bermuda, for so long as any equity securities of such company remain so listed. The New York Stock Exchange is deemed to be an appointed stock exchange under Bermuda Law. This prospectus will be filed with the Registrar of Companies in Bermuda in accordance with the provisions of Part III of the Companies Act of 1981 of Bermuda, as amended. In granting such permission and accepting this prospectus for filing, neither the BMA nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus of the registration statement of which it forms part.

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to Frontline Ltd. and all of its subsidiaries. “Frontline Ltd.” refers only to Frontline Ltd. and not its subsidiaries.

We use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

THE COMPANY

We are Frontline Ltd., an international shipping company incorporated in Bermuda as an exempted company under the Bermuda Companies Act of 1981 on June 12, 1992 (Company No. EC-17460). Our registered and principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number at that address is +(1) 441 295 6935.

We are engaged primarily in the ownership and operation of oil tankers and oil/bulk/ore, or OBO carriers, which are currently configured to carry dry cargo. We operate oil tankers of two sizes: VLCCs, which are between 200,000 and 320,000 dwt, and Suezmax tankers, which are vessels between 120,000 and 170,000 dwt. We operate through subsidiaries and partnerships located in the Bahamas, Bermuda, the Cayman Islands, India, the Isle of Man, Liberia, Norway, the United Kingdom and Singapore. We are also involved in the charter, purchase and sale of vessels. Since 1996, we have emerged as a leading tanker company within the VLCC and Suezmax size sectors of the market.

We have our origin in Frontline AB, which was founded in 1985, and which was listed on the Stockholm Stock Exchange from 1989 to 1997. In May 1997, Frontline AB was redomiciled from Sweden to Bermuda and its shares were listed on the Oslo Stock Exchange under the symbol “FRO.” The change of domicile was executed through a share-for-share exchange offer from the then-newly formed Bermuda company, Frontline Ltd, or Old Frontline. In September 1997, Old Frontline initiated an amalgamation with London & Overseas Freighters Limited, or LOF, also a Bermuda company. This process was completed in May 1998. As a result of this transaction, Frontline became listed on the London Stock Exchange and on the NASDAQ National Market (in the form of American Depositary Shares, or ADSs, represented by American Depositary Receipts, or ADRs) in addition to its listing on the Oslo Stock Exchange.

The ADR program was terminated on October 5, 2001 and the ADSs were de-listed from the NASDAQ National Market on August 3, 2001. The Company’s ordinary shares began trading on the New York Stock Exchange, or NYSE, on August 6, 2001 under the symbol “FRO”.

The following table sets forth the fleet that we operated as of January 23, 2013 (including contracted newbuildings not yet delivered):

Vessel	Built	Approximate Dwt.	Construction	Flag	Type of Employment

Tonnage Owned Directly

VLCCs
Ulriken (ex-Antares Voyager)	1998	310,000	Double-hull	BA	Spot market
Phoenix Voyager	1999	308,500	Double-hull	BA	Bareboat charter
Pioneer (ex-British Pioneer)	1999	307,000	Double-hull	IoM	Spot market
British Pride	2000	307,000	Double-hull	IoM	Bareboat charter
British Progress	2000	307,000	Double-hull	IoM	Bareboat charter
British Purpose	2000	307,000	Double-hull	IoM	Bareboat charter

Suezmax Tankers
Cygnus Voyager(1)	1993	157,000	Double-hull	BA	Bareboat charter
Altair Voyager(1)	1993	136,000	Double-hull	BA	Bareboat charter
Sirius Voyager(1)	1994	156,000	Double-hull	BA	Bareboat charter
Hull 1161 (Newbuilding)	2013	157,000	Double-hull	n/a	n/a
Hull 1162 (Newbuilding)	2013	157,000	Double-hull	n/a	n/a

Tonnage Chartered in from Ship Finance

VLCCs
Front Vanguard	1998	300,000	Double-hull	MI	Spot market
Front Century	1998	311,000	Double-hull	MI	Spot market
Front Champion	1998	311,000	Double-hull	BA	Spot market
Front Comanche	1999	300,000	Double-hull	LIB	Spot market
Golden Victory	1999	300,000	Double-hull	MI	Time charter
Front Circassia	1999	306,000	Double-hull	MI	Spot market
Front Opalia	1999	302,000	Double-hull	MI	Spot market
Front Commerce	1999	300,000	Double-hull	LIB	Spot market
Front Scilla	2000	303,000	Double-hull	MI	Spot market
Front Ariake	2001	299,000	Double-hull	BA	Spot market
Front Serenade	2002	299,000	Double-hull	LIB	Spot market
Front Hakata	2002	298,000	Double-hull	BA	Spot market
Front Stratus	2002	299,000	Double-hull	LIB	Spot market
Front Falcon	2002	309,000	Double-hull	BA	Spot market
Front Page	2002	299,000	Double-hull	LIB	Spot market
Front Energy	2004	305,000	Double-hull	CYP	Spot market
Front Force	2004	305,000	Double-hull	CYP	Spot market

Suezmax OBO Carriers
Front Guider	1991	169,000	Double-hull	SG	Spot market

Vessel	Built	Approximate Dwt.	Construction	Flag	Type of Employment

Suezmax Tankers
Front Pride	1993	150,000	Double-hull	MI	Spot market
Front Glory	1995	150,000	Double-hull	MI	Spot market
Front Splendour	1995	150,000	Double-hull	MI	Spot market
Front Ardenne	1997	150,000	Double-hull	MI	Spot market
Front Brabant	1998	150,000	Double-hull	MI	Spot market
Mindanao	1998	150,000	Double-hull	SG	Spot related time charter

Tonnage Chartered in from Third Parties

VLCCs
Front Tina	2000	299,000	Double-hull	LIB	Spot market
Front Commodore	2000	299,000	Double-hull	LIB	Spot market
DHT Eagle (ex-Front Eagle)	2002	309,000	Double-hull	MI	Spot market

Suezmax Tankers
Front Melody	2001	150,000	Double-hull	LIB	Spot market
Front Symphony	2001	150,000	Double-hull	LIB	Spot market

Tonnage under Commercial Management

VLCCs
Front Kathrine	2009	297,974	Double-hull	MI	Spot market
Front Queen	2009	297,000	Double-hull	MI	Spot market
Front Eminence	2009	321,300	Double-hull	MI	Time charter
Front Endurance	2009	321,300	Double-hull	MI	Spot market
Front Cecilie	2010	297,000	Double-hull	HK	Spot market
Front Signe(2)	2010	297,000	Double-hull	HK	Spot market
Mayfair	1995	298,000	Double-hull	MI	n/a

Suezmax Tankers
Northia	2010	156,000	Double-hull	MI	Spot related time charter
Naticina	2010	156,000	Double-hull	MI	Spot related time charter
Front Njord	2010	156,000	Double-hull	HK	Spot market
Front Odin	2010	156,000	Double-hull	MI	Spot market

(1)	Vessel is owned by a wholly-owned subsidiary, which is accounted for under the equity method.
(2)	For the purpose of this prospectus, we consider the Front Signe to be employed in the spot market as a result of the short expiry of its current time charter.

Our chartered in fleet is contracted to us under leasing arrangements with fixed terms of between two and fifteen years. Lessors have fixed options to sell four of these vessels to us at the end of the lease period. Four of the lease agreements may not be terminated by us without the agreement of the end-user of the vessel.

Key to Flags:

BA – Bahamas, IoM – Isle of Man, LIB – Liberia, PAN – Panama, SG – Singapore, MI – Marshall Islands, CYP – Cyprus, HK – Hong Kong.

Other than our interests in the vessels described above, we do not own any material physical properties. We lease office space in Hamilton, Bermuda from an unaffiliated third party. Frontline Management AS leases office space, at market rates, in Oslo, Norway from Bryggegata AS, a company indirectly affiliated with Hemen, our principal shareholder.

Restructuring

On December 31, 2011 in conjunction with a Board approved restructuring plan to meet the challenges created by a very weak tanker market, the Company completed the sale of 15 wholly-owned SPCs to Frontline 2012 Ltd., or Frontline 2012. These SPCs owned six VLCCs (Front Kathrine, Front Queen, Front Eminence, Front Endurance, Front Cecilie and Front Signe, one of which was on time charter), four Suezmax tankers (Northia, Front Odin, Naticina and Front Njord) and five VLCC newbuilding contracts. The SPCs were sold at fair market value of $1,120.7 million, which was the average of three independent broker valuations. As part of the transaction, Frontline 2012 assumed the obligation to pay $666.3 million in bank debt and $325.5 million in remaining commitments to the yard under the newbuilding contracts.

On December 16, 2011, Frontline 2012 completed a private placement of 100,000,000 new ordinary shares of par value $2.00 per share at a subscription price of $2.85, raising $285.0 million in gross proceeds, subject to certain closing conditions. These conditions were subsequently fulfilled and Frontline 2012 was registered on the Norwegian over-the-counter market, or NOTC, in Oslo on December 30, 2011. The Company was allocated 8,771,000 shares, representing approximately 8.8% of the share capital of Frontline 2012 for which it paid consideration of $25.0 million. The Company has accounted for its investment in Frontline 2012 under the equity method. There are no discontinued operations associated with this transaction.

The Company will initially manage Frontline 2012 through its wholly owned subsidiary, Frontline Management (Bermuda) Ltd. Frontline 2012 plans to establish its own management team in the future.

Following the restructuring, the Company’s operating fleet was reduced from 58 vessels to 48 vessels, including the nine vessels owned through Independent Tankers Corporation Limited, or ITCL. In addition, newbuilding commitments were reduced from $437.9 million to $112.4 million relating to two Suezmax tanker newbuilding contracts. Bank debt was eliminated following a prepayment of a $12.9 million loan associated with a vessel, which was not part of the transaction with Frontline 2012, and the prepayment of ITCL’s $33.0 million bank loan.

As part of the restructuring, the Company obtained agreements with its major counterparties to reduce the gross charter payment commitments under existing chartering arrangements by approximately $293 million for the period from January 1, 2012 to December 31, 2015. The Company will compensate the counterparties with 100% of any difference between the renegotiated rates and the average vessel earnings up to the original contract rates. Some of the counterparties will receive additional compensation for earnings achieved above the original contract rates.

Recent Developments

In December 2012, the Company agreed to an early termination of the time charter out contracts on the two OBO carriers, Front Viewer and Front Guider, and the Company received a compensation payment from the charterers for loss of hire due to the early termination of $35.0 million.

The Company also agreed with Ship Finance International Limited (NYSE:SFL), or Ship Finance, to terminate the long term charter agreements for these two OBO carriers. The charter agreement for the Front Viewer has been terminated and the charter agreement for the Front Guider is expected to terminate in the first quarter of 2013. Ship Finance has sold the Front Viewer and expects to sell the Front Guider at the time the charter agreement terminates.

The Company paid Ship Finance $23.5 million as compensation for the early termination of the charters and the estimated loss of future contingent rentals relating to the two vessels.

In December 2012, the Company redelivered the Gulf Eyadah to its owner and the Kensington was sold by its owner.

In January 2013, the long term charter party for the Titan Aries (renamed Edinburgh) was terminated and the vessel was simultaneously sold by Ship Finance.

THE SECURITIES WE MAY OFFER

We may use this prospectus to offer up to $200,000,000 of our:

•	ordinary shares,

•	preferred shares,

•	debt securities,

•	warrants,

•	purchase contracts,

•	rights, and

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth below and the risks and discussion of risks under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2011 and the other documents we have incorporated by reference in this prospectus, including the section entitled “Risk Factors” in future Annual Reports, that summarize the risks that may materially affect our business before making an investment in our securities. Please see “Where You Can Find Additional Information—Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our results of operations or financial condition.

If we enter into charter agreements or engage in certain other activities with countries or government-controlled entities or customers associated with countries that are subject to restrictions imposed by the U.S. government, or engage in certain other activities, our ability to conduct business and access U.S. capital markets and our reputation and the market for our securities could be adversely affected.

From time to time in the past, in what we believe were conducted in compliance with then applicable sanctions and embargo laws, our vessels made port calls to countries that were subject to sanctions and embargoes imposed by the U.S. government and other authorities and/or identified by the U.S. government or other authorities as state sponsors of terrorism, such as Cuba, Iran, Sudan and Syria. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, which expanded the scope of the Iran Sanctions Act. Among other things, CISADA expanded the application of the prohibitions to additional activities of companies such as ours and introduced limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. In 2012, President Obama signed Executive Order 13608 which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the United States, including conducting business in U.S. dollars. Also in 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012 (the “Act”) which created new sanctions and strengthened existing sanctions. Among other things, the Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector. The Act also includes a provision requiring the President of the United States to impose five or more sanctions from Section 6(a) of the Iran Sanctions Act, as amended, on a person the President determines is a controlling beneficial owner of, or otherwise owns, operates, or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, or controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person’s vessels from U.S. ports for up to two years.

Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our ordinary shares may adversely affect the price at which our ordinary shares trade. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of our common stock may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

The price of our ordinary shares after an offering may be volatile.

The price of our ordinary shares may fluctuate due to factors such as:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•	mergers and strategic alliances in the crude tanker and drybulk industries;

•	market conditions in the crude tanker and drybulk industries;

•	changes in government regulation;

•	the failure of securities analysts to publish research about us after this offering, or shortfalls in our operating results from levels forecast by securities analysts;

•	announcements concerning us or our competitors; and

•	the general state of the securities market.

The seaborne transportation industry has been highly unpredictable and volatile. The market for our ordinary shares in this industry may be equally volatile. Consequently, you may not be able to sell the securities at prices equal to or greater than those paid by you in an offering.

Investors may experience significant dilution as a result of future offerings.

We may have to attempt to sell shares in the future in order to satisfy our capital needs; however there can be no assurance that we will be able to do so. If we are able to sell shares in the future, the prices at which we sell these future shares will vary, and these variations may be significant and our existing shareholders may experience significant dilution if we sell these future shares to other than existing shareholders pro rata at prices significantly below the price at which such existing shareholders invested.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus and the documents that we have filed with the Commission that are incorporated by reference in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement pursuant to this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus and the documents that we have filed with the Commission that are incorporated by reference in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	the strength of world economies;

•	our ability to generate cash to service our indebtedness;

•	our ability to continue to satisfy our covenants, or obtain waivers relating to such covenants from our lenders;

•	our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	our counterparties’ ability or willingness to honor their obligations under agreements with us;

•	fluctuations in currencies and interest rates;

•	general market conditions including fluctuations in charterhire rates and vessel values;

•	changes in supply and generally the number, size and form of providers of goods and services in the markets in which we operate;

•	changes in demand in the markets in which we operate;

•	changes in demand resulting from changes in the Organization of the Petroleum Exporting Countries’ petroleum production levels and world-wide oil consumption and storage;

•	developments regarding the technologies relating to oil exploration;

•	changes in market demand in countries which import commodities and finished goods and changes in the amount and location of the production of those commodities and finished goods;

•	increased inspection procedures and more restrictive import and export controls;

•	the imposition of sanctions by the Office of Foreign Assets Control of the Department of the U.S. Treasury or pursuant to other applicable laws or regulations against us or any of our subsidiaries;

•	changes in our operating expenses, including bunker prices, drydocking and insurance costs;

•	performance of our charterers and other counterparties with whom we deal;

•	timely delivery of vessels under construction within the contracted price;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents;

•	piracy or political events; and

•

other important factors described under the heading “Risk Factors” in this prospectus and in our annual report on Form 20-F for the year ended December 31, 2011, as well as those described from time to time in the reports filed by us with the Commission.

This prospectus may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, in other information sent to our security holders, and in other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years and for the nine month period ended September 30, 2012.(1)

						Nine Months ended Sept 30,
	Year ended December 31,
($000s)	2007	2008	2009	2010	2011(4)	2012(5)
Earnings
Net income (loss)	592,580	700,954	105,472	164,004	(529,010)	(66,852)
Add: Tax expense	419	310	361	218	532	257
Less: (Income) loss from equity investees	(573)	901	544	515	600	(167)

Pre-tax income (loss) from continuing operations before adjustment for income or loss from equity investees	592,426	702,165	106,377	164,737	(527,878)	(66,762)

Add: Fixed charges	233,198	276,129	239,625	209,003	174,255	82,649
Add: Amortization of capitalized interest	—	—	326	1,115	1,564	—
Less: Interest capitalized	(9,897)	(19,548)	(22,701)	(14,683)	(11,110)	(573)

Total Earnings	815,727	958,746	323,627	360,172	(363,169)	15,314

Fixed Charges
Interest expensed(2)	204,535	183,925	160,988	149,918	141,497	71,813
Interest capitalized	9,897	19,548	22,701	14,683	11,110	573
Estimate of interest within rental expense(3)	18,766	72,656	55,936	44,402	21,648	10,263

Total Fixed Charges	233,198	276,129	239,625	209,003	174,255	82,649

Ratio of Earnings to Fixed Charges	3.5	3.5	1.4	1.7	-2.1	0.2

(1)	We have not issued any preferred shares as of the date of this prospectus.
(2)	Amortization of deferred charges is included within interest expense.
(3)	The estimate of interest within rental expense has been calculated based on one third of applicable rental expense.
(4)	Due to the registrant’s loss in 2011, the ratio coverage was less than 1:1. The registrant must generate additional earnings of $537,424,000 to achieve a coverage ratio of 1:1.
(5)	Due to the registrant’s loss during the nine-month period ended September 30, 2012, the ratio coverage was less than 1:1. The registrant must generate additional earnings of $67,335,000 to achieve a coverage ratio of 1:1.

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common shareholders plus interest expensed and amortization of deferred charges relating to indebtedness. Fixed charges consist of interest expensed, interest capitalized, the interest portion of rental expense and amortization and write off of deferred charges relating to indebtedness.

USE OF PROCEEDS

We intend to use net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

CAPITALIZATION

A prospectus supplement or report on Form 6-K incorporated by reference into the Registration Statement of which this prospectus is a part will include information on our consolidated capitalization.

PRICE RANGE OF ORDINARY SHARES

The Company’s ordinary shares are traded on the New York Stock Exchange, or NYSE, the Oslo Stock Exchange, or OSE, and on the London Stock Exchange, or LSE, under the symbol “FRO”.

The NYSE is the Company’s “primary listing”. As an overseas company with secondary listings on the OSE and LSE, the Company is not required to comply with certain listing rules applicable to companies with a primary listing on the OSE or LSE. The Company’s ordinary shares have been thinly traded on the London Stock Exchange since 1999 and as a result, historical LSE trading information is not provided below.

You should carefully review the high and low prices of our ordinary shares in the tables for the months, quarters and years indicated under the heading Item 9. “The Offer and Listing” in our annual report on Form 20-F for the year ended December 31, 2011, which is incorporated by reference herein.

The table below sets forth the high and low prices for each of the periods indicated for our ordinary shares on the NYSE and OSE.

	NYSE		OSE
For the Quarter Ended	High	Low	High	Low
March 31, 2012	$9.47	$4.03	NOK 48.50	NOK 24.16
June 30, 2012	$7.85	$3.88	NOK 44.70	NOK 23.98
September 30, 2012	$4.72	$3.02	NOK 28.00	NOK 17.24
December 31, 2012	$4.03	$3.07	NOK 22.14	NOK 17.85

	NYSE		OSE
For the Month	High	Low	High	Low
January 2013 (through January 16, 2013)	$3.77	$3.38	NOK 20.60	NOK 19.20
December 2012	$3.67	$3.07	NOK 20.30	NOK 18.27
November 2012	$4.03	$3.08	NOK 22.85	NOK 17.50
October 2012	$4.00	$3.12	NOK 22.90	NOK 17.90
September 2012	$4.50	$3.02	NOK 24.40	NOK 17.24
August 2012	$4.09	$3.06	NOK 23.34	NOK 17.98
July 2012	$4.72	$3.48	NOK 28.00	NOK 21.53

ENFORCEABILITY OF CIVIL LIABILITIES

There is no treaty in force between the U.S. and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our ordinary shares by broker-dealers;

•	sell ordinary shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver ordinary shares to a broker-dealer, who will then resell or transfer the ordinary shares under this prospectus; or

•	loan or pledge the ordinary shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us, or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, and our directors may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our ordinary shares or any securities convertible into or exchangeable for our ordinary shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our ordinary shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by us under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated by the SEC under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our Memorandum of Association and Bye-Laws.

Purpose

The Memorandum of Association of the Company has previously been filed as Exhibit 3.1 to the Company’s Registration Statement on Form F-1, (Registration No. 33-70158) filed with the Securities and Exchange Commission on October 13, 1993, and is incorporated by reference herein.

The purposes and powers of the Company are set forth in Items 6(1) and 7(a) through (h) of our Memorandum of Association and in the Second Schedule of the Bermuda Companies Act of 1981 which is attached as an exhibit to our Memorandum of Association. These purposes include exploring, drilling, moving, transporting and refining petroleum and hydro-carbon products, including oil and oil products; the acquisition, ownership, chartering, selling, management and operation of ships and aircraft; the entering into of any guarantee, contract, indemnity or suretyship and to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our Bye-Laws

At the 2007 Annual General Meeting of the Company, our shareholders voted to amend the Company’s Bye-laws to ensure conformity with recent revisions to the Bermuda Companies Act 1981, as amended, or the Companies Act. These amended Bye-laws of the Company as adopted on September 28, 2007, have been filed as in Exhibit 1.2 to the Company’s Annual Report on Form 20-F for the year ended 2007 and are incorporated by reference herein.

Shareholder Meetings. Under our Bye-laws, annual shareholder meetings will be held in accordance with the Companies Act at a time and place (other than Norway) selected by our board of directors. The quorum at any annual or general meeting is equal to one or more shareholders, either present in person or represented by proxy, holding in the aggregate shares carrying 33 1/3% of the exercisable voting rights. The meetings may be held at any place, in or outside of Bermuda that is not a jurisdiction which applies a controlled foreign company tax legislation or similar regime. Special meetings may be called at the discretion of the board of directors and at the request of shareholders holding at least one-tenth of all outstanding shares entitled to vote at a meeting. Annual shareholder meetings and special meetings must be called by not less than seven days’ prior written notice specifying the place, day and time of the meeting. The board of directors may fix any date as the record date for determining those shareholders eligible to receive notice of and to vote at the meeting.

The Companies Act provides that a company must have a general meeting of its shareholders in each calendar year. The Companies Act does not impose any general requirements regarding the number of voting shares which must be present or represented at a general meeting in order for the business transacted at the general meeting to be valid. The Companies Act generally leaves the quorum for a shareholders meeting to the company to determine in its Bye-laws. The Companies Act specifically imposes special quorum requirements where the shareholders are being asked to approve the modification of rights attaching to a particular class of shares (33.33%) or an amalgamation or merger transaction (33.33%) unless in either case the Bye-laws provide otherwise. The Company’s Bye-laws do not provide for a quorum requirement other than 33.33%.

The key powers of our shareholders include the power to alter the terms of the Company’s memorandum of association and to approve and thereby make effective any alterations to the Company’s Bye-laws made by the directors. Dissenting shareholders holding 20% of the Company’s shares may apply to the court to annul or vary an alteration to the Company’s memorandum of association. A majority vote against an alteration to the Company’s Bye-laws made by the directors will prevent the alteration from becoming effective. Other key powers are to approve the alteration of the Company’s capital including a reduction in share capital, to approve the removal of a director, to resolve that the Company be wound up or discontinued from Bermuda to another jurisdiction or to enter into an amalgamation or winding up. Under the Companies Act, all of the foregoing corporate actions require approval by an ordinary resolution (a simple majority of votes cast), except in the case of an amalgamation or merger transaction, which requires approval by 75% of the votes cast (unless the Bye-Laws provide otherwise). The Company’s Bye-laws only require an ordinary resolution to approve an amalgamation. In addition, the Company’s Bye-laws confer express power on the board to reduce its issued share capital selectively with the authority of an ordinary resolution.

The Companies Act provides shareholders holding 10% of the Company’s voting shares with the ability to request that the board of directors shall convene a meeting of shareholders to consider any business which the shareholders wish to be discussed by the shareholders including (as noted below) the removal of any director. However the shareholders are not permitted to pass any resolutions relating to the management of the Company’s business affairs unless there is a pre-existing provision in the Company’s Bye-Laws which confers such rights on the shareholders. Subject to compliance with the time limits prescribed by the Companies Act, shareholders holding 20% of the voting shares (or alternatively, 100 shareholders) may also require the directors to circulate a written statement not exceeding 1000 words relating to any resolution or other matter proposed to be put before, or dealt with at, the annual general meeting of the Company.

Majority shareholders do not generally owe any duties to other shareholders to refrain from exercising all of the votes attached to their shares. There are no deadlines in the Companies Act relating to the time when votes must be exercised.

The Companies Act provides that a company shall not be bound to take notice of any trust or other interest in its shares. There is a presumption that all the rights attaching to shares are held by, and are exercisable by, the registered holder, by virtue of being registered as a member of the company. The company’s relationship is with the registered holder of its shares. If the registered holder of the shares holds the shares for someone else (the beneficial owner) then, if the beneficial owner is entitled to the shares, the beneficial owner may give instructions to the registered holder on how to vote the shares. The Companies Act provides that the registered holder may appoint more than one proxy to attend a shareholder meeting and, consequently, where rights to shares are held in a chain, the registered holder may appoint the beneficial owner as the registered holder’s proxy.

Directors. The Companies Act provides that the directors shall be elected or appointed by the shareholders. A director may be elected by a simple majority vote of shareholders, at a meeting where shareholders holding not less than 33.33% of the voting shares are present in person or by proxy. A person holding 50% or more of the voting shares of the Company will be able to elect all of the directors, and to prevent the election of any person whom such shareholder does not wish to be elected. There are no provisions for cumulative voting in the Companies Act or the Bye-Laws and the Company’s Bye-Laws do not contain any super-majority voting requirements.

There are also procedures for the removal of one or more of the directors by the shareholders before the expiration of his term of office. Shareholders holding 10% or more of the voting shares of the Company may require the board of directors to convene a shareholder meeting to consider a resolution for the removal of a director. At least 14 days’ written notice of a resolution to remove a director must be given to the director affected, and that director must be permitted to speak at the shareholder meeting at which the resolution for his removal is considered by the shareholders.

The Companies Act stipulates that an undischarged bankruptcy of a director (in any country) shall prohibit that director from acting as a director, directly or indirectly, and taking part in or being concerned with the management of a company, except with leave of the court. The Company’s Bye-Laws are more restrictive in that they stipulate that the office of a director shall be vacated upon the happening of any of the following events (in addition to the director’s resignation or removal from office by the shareholders):

•	If that director becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that such director shall be removed from office;

•	If that director becomes bankrupt or compounds with his creditors;

•	If that director is prohibited by law from being a director; or

•	If that director ceases to be a director by virtue of the Companies Act.

Under the Company’s Bye-laws, the minimum number of directors comprising the board of directors at any time shall be two. The board of directors currently consists of six directors. The minimum and maximum number of directors comprising the board of directors from time to time shall be determined by way of an ordinary resolution of the shareholders of the Company. The shareholders may, at the annual general meeting by ordinary resolution, determine that one or more vacancies in the board of directors be deemed casual vacancies. The board of directors, so long as a quorum remains in office, shall have the power to fill such casual vacancies. Each director will hold office until the next annual general meeting or until his successor is appointed or elected. The shareholders may call a Special General Meeting for the purpose of removing a director, provided notice is served upon the concerned director 14 days prior to the meeting and he is entitled to be heard. Any vacancy created by such a removal may be filled at the meeting by the election of another person by the shareholders or, in the absence of such election, by the board of directors.

Bermuda law permits the Bye-laws of a Bermuda company to contain provisions excluding personal liability of a director, alternate director, officer, member of a committee authorized under its Bye-laws, resident representative or their respective heirs, executors or administrators to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence default, breach of duty or breach of trust of which the officer or person may be guilty. Bermuda law also grants companies the power generally to indemnify directors, alternate directors and officers of the Company and any members of a committee authorized under its Bye-laws, resident representatives or their respective heirs, executors or administrators if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, alternate director or officer of the Company or member of a committee authorized under its Bye-laws, resident representative or their respective heirs, executors or administrators or was serving in a similar capacity for another entity at the company’s request.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Company’s Bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. The Company’s Bye-laws provide that a director who has an interest in any transaction or arrangement with the Company, and who has complied with the provisions of the Companies Act and with its Bye-Laws with regard to disclosure of such interest, shall be taken into account in ascertaining whether a quorum is present, and will be entitled to vote in respect of any transaction or arrangement in which he is so interested. The Company’s Bye-laws provide its board of directors with the authority to exercise all of the powers of the Company to borrow money and to mortgage or charge all or any part of our property and assets as collateral security for any debt, liability or obligation. The Company’s directors are not required to retire because of their age, and the directors are not required to be holders of the Company’s ordinary shares. Directors serve for one year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting. The Company’s Bye-laws provide that no director, alternate director, officer, person or member of a committee, if any, resident representative, or his heirs, executors or administrators, which we refer to collectively as an indemnitee, is liable for the acts, receipts, neglects, or defaults of any other such person or any person involved in our formation, or for any loss or expense incurred by us through the insufficiency or deficiency of title to any property acquired by us, or for the insufficiency of deficiency of any security in or upon which any of our monies shall be invested, or for any loss or damage arising from the bankruptcy, insolvency, or tortious act of any person with whom any monies, securities, or effects shall be deposited, or for any loss occasioned by any error of judgment, omission, default, or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in relation to the execution of his duties, or supposed duties, to us or otherwise in relation thereto. Each indemnitee will be indemnified and held harmless out of the Company’s funds to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, alternate director, officer, person or committee member or resident representative (or in his reasonable belief that he is acting as any of the above). In addition, each indemnitee shall be indemnified against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted. The Company is authorized to purchase insurance to cover any liability it may incur under the indemnification provisions of its Bye-laws.

Dividends. Holders of ordinary shares are entitled to receive dividend and distribution payments, pro rata based on the number of ordinary shares held, when, as and if declared by the board of directors, in its sole discretion. Any future dividends declared will be at the discretion of the board of directors and will depend upon our financial condition, earnings and other factors.

As a Bermuda exempted company, we are subject to Bermuda law relating to the payment of dividends. We may not pay any dividends if, at the time the dividend is declared or at the time the dividend is paid, there are reasonable grounds for believing that, after giving effect to that payment;

•	we will not be able to pay our liabilities as they fall due; or

•	the realizable value of our assets is less than our liabilities.

In addition, since we are a holding company with no material assets, and conduct our operations through subsidiaries, our ability to pay any dividends to shareholders will depend on our subsidiaries’ distributing to us their earnings and cash flow. Some of our loan agreements currently limit or prohibit our subsidiaries’ ability to make distributions to us and our ability to make distributions to our shareholders.

Oslo Stock Exchange. The Company’s Bye-laws provide that any person, other than its registrar, who acquires or disposes of an interest in shares which triggers a notice requirement of the Oslo Stock Exchange must notify the Company’s registrar immediately of such acquisition or disposal and the resulting interest of that person in shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our ordinary shares.

The Company’s Bye-laws require the Company to provide notice to the Oslo Stock Exchange if a person resident for tax purposes in Norway (or such other jurisdiction as the Board may nominate from time to time) is found to hold 50% or more of the Company’s aggregate issued share capital, or holds shares with 50% or more of the outstanding voting power, other than the Company’s registrar. The Company’s Bye-laws also require it to comply with requirements that the Oslo Stock Exchange may impose from time to time relating to notification of the Oslo Stock Exchange in the event of specified changes in the ownership of the Company’s ordinary shares.

Shares and preemptive rights. Subject to certain balance sheet restrictions, the Companies Act permits a company to purchase its own shares if it is able to do so without becoming cash flow insolvent as a result. The restrictions are that the par value of the share must be charged against the company’s issued share capital account or a company fund which is available for dividend or distribution or be paid for out of the proceeds of a fresh issue of shares. Any premium paid on the repurchase of shares must be charged to the company’s current share premium account or charged to a company fund which is available for dividend or distribution. The Companies Act does not impose any requirement that the directors shall make a general offer to all shareholders to purchase their shares pro rata to their respective shareholdings. The Company’s Bye-Laws do not contain any specific rules regarding the procedures to be followed by the Company when purchasing its own shares, and consequently the primary source of the Company’s obligations to shareholders when the Company tenders for its shares will be the rules of the listing exchanges on which the Company’s shares are listed.

The Companies Act and our Bye-Laws do not confer any pre-emptive, redemption, conversion or sinking fund rights attached to our ordinary shares. Holders of ordinary shares are entitled to one vote per share on all matters submitted to a vote of holders of ordinary shares. Unless a different majority is required by law or by our Bye-laws, resolutions to be approved by holders of ordinary shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

The Company’s Bye-Laws specifically provide that the issuance of more shares ranking pari passu with the shares in issue shall not constitute a variation of class rights, unless the rights attached to shares in issue state that the issuance of further shares shall constitute a variation of class rights. The Bye-Laws confer on the directors the right to dispose of any number of unissued shares forming part of the authorized share capital of the Company without any requirement for shareholder approval. The Bye-laws also contain certain stipulations regarding the Company’s (or any of its subsidiaries’) transactions with any of its Principal Shareholders (or any Associate of a Principal Shareholder). When such provision of the Bye-laws applies, the Company is required to send to each shareholder a disclosure statement containing information about the proposed transaction. However, this Bye-Law provision specifically exempts from this requirement the issuance of new shares to a Principal Shareholder for cash.

Liquidation. In the event of our liquidation, dissolution or winding up, the holders of ordinary shares are entitled to share in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Authorized Capitalization

Under our Memorandum of Association, our authorized share capital consists of 125,000,000 shares, par value $2.50 per share, of which 77,858,502 shares were issued and outstanding as of the date of this prospectus.

Share History

In September 2008, the Company’s shareholders at the Annual General Meeting approved a stock split which would result in authorized share capital of 625,000,000 ordinary shares of $0.50 per share. No record date was set for the stock split and the stock split had not taken place as of the date of this prospectus.

Ordinary Shares

Each outstanding ordinary share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of ordinary shares are entitled to receive ratably cash dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our ordinary shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of ordinary shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of ordinary shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.

Preferred Shares

The material terms of any series of preferred shares that we may offer through a prospectus supplement will be described in that prospectus supplement. Our Board of Directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. Our Board of Directors will authorize the issuance of preferred shares only for a proper purpose and in our best interests. At the time that any series of our preferred shares is authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, without shareholder approval cause us to issue preferred shares, which has voting, conversion and other rights that could adversely affect the holders of our ordinary shares or make it more difficult to effect a change in control. Our preferred shares, depending on the specific terms pursuant to which they are issued, could have the effect of diluting the share ownership of shareholders, including persons seeking to obtain control of us, thereby hindering a possible takeover attempt. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences, which would adversely affect the voting power and other rights of holders of our ordinary shares.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•

the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system; and

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

•	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

•

reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

•	reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

•

waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

•	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

•

makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

•	waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.

This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•

the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the U.S Securities and Exchange Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries—either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the U.S. Securities and Exchange Commission.

The 2012 DTCC Board of Directors is composed of 19 directors serving one-year terms. Thirteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA. Three directors are from non-participants. The remaining three are the chairman and chief executive officer, president, and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each stockholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, ordinary shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and ordinary shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$28,000
FINRA fees		$30,500
Legal fees and expenses	$		*

Accounting fees and expenses	$		*

Miscellaneous	$		*

Total	$		*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by MJM Limited, Hamilton, Bermuda, with respect to matters of Bermuda law and by Seward & Kissel LLP, New York, New York, with respect to matters of U.S. and New York law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about our company is available on our website at http://www.frontline.bm. The information on our website does not constitute a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934:

•

Our Annual Report on Form 20-F and 20-F/A for the year ended December 31, 2011, filed with the Commission on April 27, 2012, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•

Current report on Form 6-K, filed with the Commission on November 29, 2012, containing Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited interim condensed consolidated financial statements and related information and data for the nine months ended September 30, 2012;

•

Current report on Form 6-K, filed with the Commission on November 29, 2012, containing the unaudited pro forma condensed consolidated statement of operations of the Company for the year ended December 31, 2011; and

•

The description of our securities contained in our Registration Statement on Form F-1 filed with the Commission on October 13, 1993 and any amendment or report filed for the purpose of updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Frontline Ltd.

Attn: Georgina Sousa

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton, HM 08, Bermuda

+1 (441) 295-6935

Information Provided by the Company

We will furnish holders of our ordinary shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

$40,000,000

Ordinary Shares

PROSPECTUS SUPPLEMENT

MORGAN STANLEY

June 6, 2013